THIS NOTE AND THE SECURITIES ISSUABLE UPON THE CONVERSION HEREOF HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED. THEY MAY NOT BE SOLD, OFFERED FOR SALE, PLEDGED OR HYPOTHECATED IN THE ABSENCE OF AN EFFECTIVE REGISTRATION STATEMENT AS TO THE SECURITIES UNDER SAID ACT OR AN OPINION OF COUNSEL SATISFACTORY TO BORROWER THAT SUCH REGISTRATION IS NOT REQUIRED.

AMENDED AND RESTATED
SUBORDINATED PROMISSORY NOTE

$1,500,000.00	June 9, 2006

FOR VALUE RECEIVED, the undersigned, RONCO CORPORATION, a Delaware corporation, and any successor corporation under the Loan Agreement (as hereinafter defined) (“Borrower”), promises to pay to the order of SANDERS MORRIS HARRIS INC., a Texas corporation, at its office at 600 Travis Street, Suite 3100, Houston, Harris County, Texas 77002, or at such other place as the holder of this Note (“Lender”) may from time to time designate in writing, the sum of One Million Five Hundred Thousand Dollars ($1,500,000.00), or such lesser amount as shall equal the outstanding principal amount hereof, with interest on the unpaid principal balance from the date of disbursement by Lender until paid at the rates set forth below.

Interest accruing on this Note will be calculated on the basis of the actual number of days elapsed for any whole or partial month in which interest is being calculated and on the basis of a 360-day year.

This Note is one of a duly authorized issue of Notes of Borrower (which term includes any successor corporation under the Loan Agreement hereinafter referred to) in the aggregate principal amount of up to $6,000,000.00, issued pursuant to a Letter Loan Agreement dated as of June 9, 2006 (the “Loan Agree-ment”), among the undersigned and the Lenders identified on Schedule 1 thereto. The terms of this Note include those stated in the Loan Agreement. Reference is hereby made to the Loan Agreement and all supple-ments thereto for a statement of the respective rights, limitations of rights, duties and immunities thereunder of Borrower and Lender and of the terms upon which the Notes are, and are to be, delivered.

1.  Interest Rate.

The per annum interest rate hereunder (the “Note Rate”) shall be 4.77%, being the short-term “applicable federal rate” for May 2006. Unpaid interest shall be compounded annually. Interest shall be payable on the first and second anniversary of this Note and at maturity.

2.  Maturity.

Any and all remaining unpaid principal of and interest on this Note shall be due and payable in full on June 9, 2009 (the “Maturity Date”); provided, however that the principal amount of this Note and all accrued and unpaid interest thereon shall be due and payable contemporaneous with the closing of any refinancing of the Credit Agreement (as hereinafter defined).

3.  Application of Payments.

So long as no Event of Default (as used in this Note, the term “Event of Default” have the meanings given to those terms in the Loan Agreement) exists, payments under this Note and the Security Documents (as defined below) shall be applied: (a) first, to the payment of accrued interest; (b) second, at the option of Lender, to the payment of any expenses owing under this Note; and (c) third, to the reduction of the principal amount of this Note. After the occurrence and during the continuance of an Event of Default, Lender may apply such payments to the obligations secured by the Security Instrument in such manner as it may elect in its sole discretion.

4.  Prepayment.

Borrower may prepay, without premium or penalty, its obligation under this Note in whole or in part from time to time upon giving Lender at least ten days prior written notice of its intention to prepay the Note specifying the amount of such prepayment; provided however that prepayment may not occur (i) prior to the date that is 30 days after the end of the Pricing Period and Borrower has given proper written notice of the Current Market Price as required herein, and (ii) unless there is a currently effective registration statement covering the shares of Common Stock to be issued to holders of Notes upon conversion.

5.  Subordination. No payment (whether principal, interest, or other) on account of this Note shall be made if prior to the time of such payment Lender has received written notice from Wells Fargo, National Association or Laurus Master Fund, Ltd., as the case may be, (each, the “Senior Lender”) that a default has occurred under the credit agreement (the “Credit Agreement”) between Borrower and such Senior Lender and such event of default shall not have been cured or waived or shall not have ceased to exist. The foregoing provision is not intended to and shall not impair as between the Borrower, its creditors other than the Senior Lender, and the holder of this Note, the obligation of Borrower, which shall be absolute and unconditional, to pay to the holder of this Note the principal of and interest on this Note, as and when the same shall become due and payable in accordance with the terms hereof, or to affect the relative rights of the holder of this Note and creditors of Borrower other than the Senior Lender, nor shall anything herein prevent the holder of this Note from exercising all remedies otherwise permitted by applicable law upon default, subject to the rights, under this Section 5, of the Senior Lender in respect of any required notice of the exercise of any such remedy or cash, property, or securities of Borrower received upon exercise of such remedy. The holder of this Note by acceptance hereof shall be deemed to acknowledge and agree that the subordination provisions of this Section 5 are, and are intended to be, an inducement and a consideration to the Senior Lender to enter into the Credit Agreement with Borrower. Notwithstanding the foregoing, in the event Lender shall receive payments in contravention of the terms and conditions of this Note then (a) all amounts so received shall be deemed to be held in trust for the benefit of the Senior Lender; and (b) all such amounts shall be, at the written request of Senior Lender, either paid directly to Senior Lender or to Borrower.

6.  Security.

This Note is secured by a security agreement dated June 9, 2006, as amended (the “Security Instruments”), executed by Borrower, encumbering the property described in the Security Instruments. The Security Instruments and any and all other documents securing this Note are collectively referred to as the “Security Documents.”

7.  Conversion.

(a) After the end of the Pricing Period (as defined below), Lender is entitled, at Lender’s option, at any time and from time to time (i) prior to the Maturity Date (except that, in the case Borrower defaults on the payment of this Note on the Maturity Date, such right to convert shall terminate at the close of business on the date the Note is paid in full) and (ii) prior to prepayment of this Note pursuant to Section 4 hereof, to convert all or a portion of the outstanding principal amount of and all accrued and unpaid interest under this Note into that number of shares of the Borrower’s common stock, $0.00001 par value (the “Common Stock”) as is determined by dividing such principal amount and accrued and unpaid interest by the Conversion Price, determined as hereinafter provided, in effect at the time of conversion. The price at which shares of Common Stock shall be delivered upon conversion of this Note (the “Conversion Price”) shall be the Current Market Price (as hereinafter defined), subject to adjustment, as hereinafter provided, for a stock split, stock dividend or other similar event and for merger, consolidation, exchange of shares, recapitalization, reorganization or other similar event.

(b) In order to exercise the conversion privilege, the holder of this Note shall surrender the Note, duly endorsed or assigned to Borrower or in blank, at the principal executive office of Borrower, accompanied by written notice to Borrower at such office that the holder elects to convert this Note or, if less than the entire principal amount hereof is to be converted, the portion thereof to be converted.

(c) This Note shall be deemed to have been converted immediately prior to the close of business on the day of surrender of this Note, duly endorsed or assigned to Borrower or in blank, for conversion in accordance with the foregoing provisions, and at such time the rights of the holder of this Note as a holder shall cease, and the person or persons entitled to receive the shares of Common Stock issuable upon conversion shall be treated for all purposes as the record holder or holders of such shares of Common Stock at such time. As promptly as practicable on or after the conversion date, Borrower shall issue and shall deliver to the holder of this Note, or its designated assigns, a certificate or certificates for the number of full shares of Common Stock issuable upon conversion (bearing such legends as are required by the Loan Agreement and applicable state and federal securities laws in the opinion of counsel to the Borrower). No payment or adjustment is to be made on conversion for interest accrued hereon after the date of conversion or for dividends on the Common Stock issued on conversion. In the case of this Note that is converted in part only, promptly following such conversion Borrower shall execute and Borrower shall deliver to the holder hereof, at the expense of Borrower, a new Note or Notes of authorized denominations in aggregate principal amount equal to the unconverted portion of the principal amount of this Note.

(d) If, prior to the conversion of this Note, (i) the number of outstanding shares of Common Stock is increased by a stock split, stock dividend, or other similar event, the Conversion Price shall be proportionately reduced, (ii) the number of outstanding shares of Common Stock is decreased by a combination or reclassification of shares, or other similar event, the Conversion Price shall be proportionately increased, (iii) (A) there shall be any merger, consolidation, exchange of shares, recapitalization, reorganization, or other similar event, as a result of which shares of Common Stock shall be changed into the same or a different number of shares of the same or another class or classes of stock or securities of the Borrower or another entity or (B) there occurs a sale of all or substantially all of the Borrower’s assets that is not deemed to be a liquidation, dissolution or winding up of the Borrower, then the holder of this Note shall have the right to receive upon conversion of this Note, upon the basis and upon the terms and conditions specified herein and in lieu of the shares of Common Stock immediately theretofore issuable upon conversion, such stock, securities, and/or other assets which the holder of this Note would have been entitled to receive in such transaction had this Note, together with all unpaid and accrued interest thereon, been converted immediately prior to such transaction, and in any such case appropriate provisions shall be made with respect to the rights and interests of the holder of this Note to the end that the provisions hereof (including, without limitation, provisions for the adjustment of the Conversion Price) shall thereafter be applicable, as nearly as may be practicable in relation to any securities thereafter deliverable upon the exercise hereof.

(e) No fractional shares shall be issued upon conversion of this Note. In lieu of the Borrower issuing any fractional shares to Lender upon the conversion of this Note, the Borrower shall pay to Lender an amount equal to the product obtained by multiplying the Conversion Price by the fraction of a share not issued pursuant to the previous sentence. Upon conversion of this Note in full and the payment of any amounts specified in this Section 7(e), the Borrower shall be forever released from all its obligations and liabilities under this Note.

(f) “Current Market Price” means at any date the average of the closing price of the Common Stock on all securities exchanges (including the Nasdaq Stock Market) on which it may at the time be listed, or, if there have been no sales on any such exchange on any day, or, if on any day such security is not so listed, the average of the representative bid and asked prices quoted on the Nasdaq Stock Market as of 4:00 p.m., New York time, or if on any day such security is not quoted in the Nasdaq Stock Market, the average of the highest bid and lowest ask prices on such day in the domestic over-the-counter market as reported by the OTC Bulletin Board, Pink Sheets LLC, or any similar successor organization, in each case for the twenty (20) consecutive trading days (the “Pricing Period”) commencing on the earlier of the first trading day immediately following the effective date of (i) Borrower’s Registration Statement on Form S-1 (File No. 333-127056) originally filed with the Securities and Exchange Commission (the “SEC”) on Form SB-2 on July 29, 2005 (the “Original Registration Statement”), (ii) such other registration statement as may be filed by the Borrower with the SEC covering shares of Common Stock issuable upon conversion of the Borrower’s Series A Convertible Preferred Stock (the “Contingent Registration Statement” and together with the Original Registration Statement, the “Current Registration Statement”) or (iii) the Additional Registration Statement (as defined below). Notwithstanding the foregoing, in the event that the Pricing Period has not ended by December 31, 2006, “Current Market Price” shall mean $0.17, and the Pricing Period shall be deemed to have ended on December 31, 2006. Lender agrees that it will not, without the prior written consent of Borrower, sell, offer, contract or grant any option to sell (including without limitation any short sale), transfer, or otherwise dispose of any shares of Common Stock of Borrower, options, or warrants to acquire shares of Common Stock, or securities exchangeable or exercisable for or convertible into shares of Common Stock owned by Lender during the Pricing Period. Borrower shall provide written notice of the Current Market Price promptly following the end of the Pricing Period to the holder of this Note.

(g) Borrower shall pay all documentary, stamp, transfer or other transactional taxes attributable to the issuance or delivery of shares of Common Stock of Borrower or other securities or property upon conversion of any Notes: provided, however, that Borrower shall not be required to pay any taxes which may be payable in respect of any transfer involved in the issuance or delivery of any certificate for such shares or securities in the name other than that of the holder of this Note in respect of which such shares are being issued.

(h) Borrower shall reserve at all times so long as this Note remains outstanding, free from preemptive rights, out of its treasury stock or its authorized but unissued shares of Common Stock, or both, solely for the purpose of effecting the conversion of this Note, sufficient shares of Common Stock to provide for the conversion of this Note.

(i) If any shares of Common Stock or other securities to be reserved for the purpose of conversion of this Note require registration with or approval of any governmental authority under any Federal or state law before such shares or other securities may be validly issued or delivered upon conversion, then Borrower and the holders of this Note will in good faith and as expeditiously as possible endeavor to secure such registration or approval, as the case may be.

(j) All shares of Common Stock or other securities which may be issued upon conversion of this Note will upon issuance by Borrower be duly and validly issued, fully paid and nonassessable and free from all taxes, liens and charges with respect to the issuance thereof and Borrower shall take no action which will cause a contrary result.

(k) Borrower shall use its commercially reasonable efforts to register the shares issuable upon conversion of this Note on the Current Registration Statement; provided, however, that if the Borrower’s counsel determines in good faith that the shares issuable upon conversion of this Note cannot be registered on such Current Registration Statement then the Borrower agrees to use its commercially reasonable efforts to file an additional Registration Statement on Form S-1 (the “Additional Registration Statement”) or such other appropriate form for the general registration of the resale of the shares issuable upon conversion of this Note within 60 days following the effective date of the Current Registration Statement. The Borrower agrees to use commercially reasonable efforts to cause the Additional Registration Statement to be declared effective within 90 days of the date of filing of such Additional Registration Statement. Sections 4, 5, 6, 8, 9, 10, 11 and 12(a), 12(b), 12(e), 12(g) (the “Incorporated Sections”) of that certain Registration Rights Agreement dated as of June 30, 2005 between the Borrower and the parties set forth on the signature page and Exhibit A to such agreement (the “Existing Registration Rights Agreement”) are incorporated herein by reference and made a part of this Note. Terms used in the Incorporated Sections not otherwise defined in this Note shall have the meaning assigned to them under Section 1 of the Existing Registration Rights Agreement. The term Registrable Securities in the Incorporated Sections shall be deemed to include the shares issuable upon conversion of this Note. Nothing contained herein shall be construed to incorporate by reference any other section of the Existing Registration Rights Agreement except those specifically set forth herein.

8.  Default; Remedies.

Upon the occurrence of an Event of Default, and without notice or demand, all amounts owed under this Note, including all accrued but unpaid interest, shall thereafter bear interest at the rate of 5% per annum above the Note Rate (the “Default Rate”) until all Events of Default are cured. Failure to exercise any option granted to Lender hereunder shall not waive the right to exercise the same in the event of any subsequent Event of Default. Interest at the Default Rate shall commence to accrue upon the occurrence of any Event of Default, including the failure to pay this Note at maturity.

9.  Attorneys’ Fees.

The Borrower agrees to pay all costs of collection incurred in enforcing this Note, including attorneys' fees and costs at both trial and appellate levels and in any bankruptcy action. In the event any legal proceedings are instituted in connection with, or for the enforcement of this Note, the Lender shall be entitled to recover its costs of suit, including attorneys' fees and costs, at both trial and appellate levels and in any bankruptcy action.

10.  Miscellaneous

Every person or entity at any time liable for the payment of the indebtedness evidenced hereby waives presentment for payment, demand, and notice of nonpayment of this Note. Every such person or entity further hereby consents to any extension of the time of payment hereof, the release of all or any part of the security herefor or the release of any party liable for the payment of the indebtedness evidenced hereby at any time and from time to time at the request of anyone now or hereafter liable therefor. Any such extension or release may be made without notice to any of such persons or entities and without discharging their liability.

The entity that signs this Note is liable for the full repayment of the entire indebtedness evidenced hereby and the full performance of each and every obligation contained in the Security Documents.

The headings to the various sections have been inserted for convenience of reference only and do not define, limit, modify, or expand the express provisions of this Note.

Any provision of this Note may be amended, waived or modified upon the written consent of the Borrower and the Lender.

Time is of the essence under this Note and in the performance of every term, covenant, and obligation contained herein.

This Note is made with reference to and is to be construed in accordance with the laws of the state of Texas, without regard to its conflict of law principles.

If this Note or any of the Security Documents are lost, stolen, mutilated or destroyed and Lender delivers to Borrower an indemnification agreement in a form reasonably satisfactory to Borrower reasonably indemnifying Borrower against any loss or liability resulting therefrom, Borrower will execute and deliver to Lender a replacement thereof in form and content identical to the original document which will have the effect of the original for all purposes.

11.  Transfer of this Note or Securities Issuable on Conversion Hereof.

With respect to any offer, sale or other disposition of this Note or securities into which such Note may be converted, Lender will give written notice to the Borrower prior thereto, describing briefly the manner thereof, together with a written opinion of Lender’s counsel, or other evidence reasonably satisfactory to the Borrower, to the effect that such offer, sale, or other distribution may be effected without registration or qualification under any applicable federal or state law then in effect. Upon receiving such written notice and reasonably satisfactory opinion or other evidence, the Borrower, as promptly as practicable, shall notify Lender that Lender may sell or otherwise dispose of this Note or such securities, all in accordance with the terms of the notice delivered to the Borrower. If a determination has been made pursuant to this Section 11 that the opinion of counsel for Lender, or other evidence, is not reasonably satisfactory to the Borrower, the Borrower shall so notify Lender promptly after such determination has been made. Each Note thus transferred and each certificate representing the securities thus transferred shall bear a legend as to the applicable restrictions on transferability in order to ensure compliance with the Securities Act of 1933, as amended (the “Act”), unless in the opinion of counsel for the Borrower such legend is not required in order to ensure compliance with the Act. The Borrower may issue stop transfer instructions to its transfer agent in connection with such restrictions. Subject to the foregoing, transfers of this Note shall be registered upon registration books maintained for such purpose by or on behalf of the Borrower as provided in the Loan Agreement. Prior to presentation of this Note for registration of transfer, the Borrower shall treat the registered holder hereof as the owner and holder of this Note for the purpose of receiving all payments of principal and interest hereon and for all other purposes whatsoever, whether or not this Note shall be overdue and the Borrower shall not be affected by notice to the contrary. Notwithstanding the foregoing, this Section 11 shall not apply to securities into which this Note may be converted following the registration of such securities pursuant to Section 7(k) of this Agreement. Notwithstanding the foregoing, this Note may not be transferred prior to the completion of the Rights Offering (as defined in the Loan Agreement) and the registration rights granted pursuant to Section 7(k) of this Note may not be transferred.

12.  Notices.

All notices, requests, demands, consents, instructions, or other communications required or permitted hereunder shall in writing and faxed, mailed, or delivered to each party at the respective addresses of the parties as set forth in the Loan Agreement, or at such other address or facsimile number as the Borrower shall have furnished to Lender in writing. All such notices and communications will be deemed effectively given the earlier of (a) when received, (b) when delivered personally, (c) one business day after being delivered by facsimile (with receipt of appropriate confirmation), (d) one business day after being deposited with an overnight courier service of recognized standing or (e) four days after being deposited in the U.S. mail, first class with postage prepaid.

13.  Pari Passu Notes.

Lender acknowledges and agrees that the payment of all or any portion of the outstanding principal amount of this Note and all interest hereon shall be pari passu in right of payment and in all other respects to the other Notes issued pursuant to the Loan Agreement or pursuant to the terms of such Notes. In the event Lender receives payments in excess of its pro rata share of the Borrower’s payments to the Lenders of all of the Notes, then Lender shall hold in trust all such excess payments for the benefit of the holders of the other Notes and shall pay such amounts held in trust to such other holders upon demand by such holders.

14.  Consent to Jurisdiction.

Borrower irrevocably submits to the jurisdiction of any state or federal court sitting in Houston, Texas, over any suit, action, or proceeding arising out of or relating to this Note or the loan evidenced hereby. Borrower irrevocably waives, to the fullest extent permitted by law, any objection that Borrower may now or hereafter have to the laying of venue of any such suit, action, or proceeding brought in any such court and any claim that any such suit, action, or proceeding brought in any such court has been brought in an inconvenient forum. Borrower further consents and agrees to service of any summons, complaint or other legal process in any such suit, action or proceeding by registered or certified U.S. mail, postage prepaid, to Borrower at the address for notices set forth following its signature, and consents and agrees that such service shall constitute in every respect valid and effective service (but nothing herein shall affect the validity or effectiveness of process served in any other manner permitted by law).

15.  WAIVER OF JURY TRIAL.

LENDER AND BORROWER HEREBY KNOWINGLY, VOLUNTARILY AND INTENTIONALLY WAIVE ANY RIGHTS THEY MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION BASED HEREON, OR ARISING OUT OF, UNDER, OR IN CONNECTION WITH, THE LOAN, THIS NOTE OR ANY OTHER LOAN DOCUMENT, OR ANY COURSE OF CONDUCT, COURSE OF DEALING, STATEMENTS (WHETHER ORAL OR WRITTEN), OR ACTIONS OF LENDER OR BORROWER. THIS PROVISION IS A MATERIAL INDUCEMENT FOR LENDER TO MAKE THE LOAN TO BORROWER.

DATED as of the day and year first above written.

RONCO CORPORATION, a Delaware corporation

By: /s/ Paul Kabashima
Name: Paul Kabashima
Title: Interim President and Chief Executive Officer

Address:

61 Moreland Road
Simi Valley, CA 93065

ACKNOWLEDGED AND AGREED TO:

SANDERS MORRIS HARRIS INC., a Texas corporation

By: /s/Ben T. Morris

Name:__________________________________

Title:___________________________________